Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 15, 2024, relating to the consolidated financial statements of Liberty Star Uranium & Metals, Corp. (the “Company”) as of and for the years ended January 31, 2024 and 2023 in Liberty Star Uranium & Metals, Corp. Registration Statement on Form S-1, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
October 4, 2024